Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Director, Investor Relations The Cooper Companies, Inc. ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES SETTLES SHAREHOLDER LITIGATION

PLEASANTON, Calif., May 4, 2010 – The Cooper Companies, Inc. (NYSE: COO) today announced that it has reached an agreement in principle to settle all claims in the consolidated class action, pending in the United States District Court for the Central District of California, brought on behalf of a class of stockholders who purchased common stock of the Company during the period from July 28, 2004 through November 21, 2005.

Cooper will record, in its quarter ended April 30, 2010, a charge in the amount of $27.0 million for the settlement. The settlement is subject to the completion of a final written settlement agreement and court approval.

ABOUT THE COOPER COMPANIES

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, CA.

CooperVision, Inc. (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; and Hamble and Hampshire, UK.

CooperSurgical, Inc. (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, Pasadena, CA, and Stafford, TX.

COO-G

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